UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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ICU MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ICU MEDICAL, INC.
951 Calle Amanecer
San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 16, 2016

The 2016 Annual Meeting of Stockholders ("Annual Meeting") of ICU Medical, Inc. (the ''Company'') will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ICUI2016 on Monday, May 16, 2016 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect seven directors of the Company to serve for a term of one year or until their successors have been elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016;

3.	To hold an advisory vote to approve our named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of Common Stock of record as of the close of business on March 24, 2016 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/ICUI2016.

By Order of the Board of Directors
Scott E. Lamb, Secretary
San Clemente, CA
April 4, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 16, 2016

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the Annual Meeting via live webcast, please vote as soon as possible to ensure your vote is counted at the meeting. Please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone. If you are a stockholder of record and attend the virtual Annual Meeting, you may withdraw your proxy and vote in person via facsimile. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.
THANK YOU FOR ACTING PROMPTLY
How do I submit my proxy?

You will have the opportunity to attend the virtual Annual Meeting and vote during the Annual Meeting if you choose. Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

•	by mailing the enclosed proxy card in the enclosed envelope;

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•	electronically, using the Internet; or

•	over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card. Alternatively, you may submit your proxy by mail by returning your signed proxy card in the enclosed envelope. If we receive your proxy by mail, electronically or by telephone before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, as opposed to voting by proxy you may vote your shares during the Annual Meeting by facsimile. The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote. You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears. You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, visit www.virtualshareholdermeeting.com/ICUI2016 and cast your vote. Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 13, 2016. After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-4264. Ballots must be received before the polls are closed during the Annual Meeting to be counted. We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 16, 2016.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and proxy card, you may call our toll-free telephone number at (800) 824-7890; email us at ir@icumed.com or visit our web site at www.icumed.com.

Your vote is important. Thank you for voting.

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ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the ''Company'') for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held virtually at www.virtualshareholdermeeting.com/ICUI2016, on Monday, May 16, 2016 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.
The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 4, 2016. The principal executive offices of the Company are located at 951 Calle Amanecer, San Clemente, California 92673.

Attendance

The Annual Meeting will be held entirely virtually, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.virtualshareholdermeeting.com/ICUI2016, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 24, 2016, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.virtualshareholdermeeting.com/ICUI2016, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting during the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the ratification of the selection of the independent registered public accounting firm, (iii) the approval, on an advisory basis, of our named executive officer compensation and (iv) in the discretion of the proxy holders, any other business that comes before the meeting. Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our Common Stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Record Date and Voting

As of March 24, 2016 the outstanding voting securities of the Company consisted of 16,009,610 shares of $0.10 par value Common Stock. Each stockholder of record at the close of business on March 24, 2016 is entitled to one vote for each share held as of that date on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

Assuming that a quorum is present, the votes required to approve the matters before the Annual Meeting are as follows:

•
Election of Directors: The election of directors will be decided by a plurality of the votes. The seven director nominees receiving the most votes will be elected. Abstentions and broker non-votes have no effect on this matter.

•
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: Stockholder approval of this matter requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon and present in person or by proxy. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

•
Advisory Vote on our Named Executive Officer Compensation: Stockholder approval of this matter requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon and present in person or by proxy. Abstentions will therefore have the same effect as an “Against” vote with respect to this proposal, but broker non-votes are not counted as votes cast affirmatively or negatively and will have no effect on the vote for these matters.

The term ''broker non-votes'' refers to shares held by a broker in street name that are present by proxy but are not voted pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Broker non-votes on non-routine matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter but are counted as present for quorum purposes. Of the proposals to be considered at the Annual Meeting, only the ratification of the selection of independent registered public accountants is considered to be a routine matter on which brokers may vote without instructions from beneficial owners. The approval of the election of directors and the advisory vote to approve named executive officer compensation are considered non-routine matters on which your brokers may not vote without instructions from beneficial owners.
Board Recommendations
The Board of Directors recommends that you vote:

•	FOR the election of the seven nominees for election to the Board of Directors to serve for a term of one year or until their successors have been elected and qualified;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2016; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as to shares of Common Stock owned as of March 14, 2016, by (a) each director, (b) each named executive officer and (c) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of the Company’s directors and officers, the George A. Lopez, M.D. Second Family Limited Partnership and the Lopez Family Trust is 951 Calle Amanecer, San Clemente, California 92673.
Stock Ownership of Management

		Shares of Common Stock Owned	Options Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Outstanding Shares (1)
	Joseph R. Saucedo	1,936	48,784	50,720	*
	Richard H. Sherman, M.D.	68,407	30,534	98,941	*
	Robert S. Swinney, M.D.	17,758	48,784	66,542	*	(2)
	George A. Lopez, M.D.	1,389,759	358,512	1,748,271	10.7%	(3)
	David C. Greenberg	500	—	500	*	(4)
	Elisha W. Finney	—	—	—	—
	Vivek Jain	55,765	364,011	419,776	2.6%
	Scott E. Lamb	4,381	166,992	171,373	1.1%
	Alison D. Burcar	832	50,921	51,753	*
	Tom McCall	429	19,198	19,627	*
	Steven C. Riggs	1,378	102,377	103,755	*
	All directors and executive officers as a group (11 persons)	1,541,145	1,190,113	2,731,258	15.9%
____________________________
* Represents less than 1% of our outstanding common stock

(1)
Based on total shares of common stock outstanding plus outstanding options to acquire common stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)	Does not include 1,125 shares owned by Dr. Swinney's wife as to which he has no voting or investment power and disclaims any beneficial ownership.
(3)
Includes 986,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), representing 6.2% of the total shares of common stock outstanding as of March 14, 2016. Dr. Lopez is the general partner of the Partnership and holds a 1% general partnership interest in the Partnership. As general partner, he has the power to vote and power to dispose of the 986,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares. Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not a trustee of and has no interest in his children’s Trusts. Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership.

Includes 4,002 shares owned by the Lopez Family Trust. Dr. Lopez is a trustee and beneficiary of the Lopez Family Trust. Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(4)	Includes 500 shares held by David C. Greenberg, TTEE David C. Greenberg, Declaration of Trust.

5% or More Beneficial Ownership

	Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Outstanding Shares
	BlackRock Fund Advisors	1,585,176	9.9%	(1)(2)
	55 East 52nd Street, New York, NY 10055

	The Vanguard Group, Inc.	1,305,293	8.2%	(1)(3)
	100 Vanguard Blvd, Malvern, PA 19355

	Renaissance Technologies Holdings Corporation	812,800	5.1%	(1)(4)
	800 Third Avenue, New York, NY 10022
____________________________
(1)
Information included solely in reliance on information included in statements filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13(d) or Section 13(g) of the Securities Act of 1934, as amended, by the indicated holder.

(2)
BlackRock, Inc. stated in its Schedule 13G/A filing with the SEC on January 26, 2016 that, of the 1,585,176 shares beneficially owned, it has sole voting power with respect to 1,541,043 shares and sole dispositive power with respect to all 1,585,176 shares.

(3)
The Vanguard Group, Inc. stated in its Schedule 13G/A filing with the SEC on February 11, 2016 that, of the 1,305,293 shares beneficially owned, it has sole voting power with respect to 26,567 shares, shared voting power with respect to 1,100 shares, sole dispositive power with respect to 1,278,526 shares and shared dispositive power with respect to 26,767 shares.

(4)
Renaissance Technologies Holdings Corporation stated in its Schedule 13G filing with the SEC on February 12, 2016 that, of the 812,800 shares beneficially owned, it has sole voting power with respect to 722,205 shares, it has sole dispositive power with respect to all 762,185 shares and shared dispositive power with respect to 50,615 shares.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes important information regarding the executive compensation program at ICU Medical, Inc. It details our compensation philosophy, objectives regarding the compensation of our named executive officers, our policies, and practices, and determinations related to executive compensation specific to 2015 and moving into 2016. The term “named executive officers” represents the five current executive officers in the compensation tables below: Vivek Jain, Chief Executive Officer ("CEO") and Chairman of the Board; Scott E. Lamb, Treasurer and Chief Financial Officer (“CFO”); Steve C. Riggs, Vice President of Operations; Alison D. Burcar, Vice President & General Manager of Infusion Systems; and Tom McCall, Vice President & General Manager of Critical Care.

Fiscal year 2015 revenue was $341.7 million. GAAP net income was $45.0 million, or $2.73 per diluted share. Our adjusted diluted earnings for fiscal year 2015 were $3.96 per share. Also, Adjusted EBITDA was $113.9 million for fiscal year 2015. Please see "Annex A" for a reconciliation of the non-GAAP measures, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a more detailed description of our fiscal year 2015 financial results.

(in millions, except per share data)
	2015	2014	2013	2012	2011
Total revenue	$341.7	$309.3	$313.7	$316.9	$302.2
Gross profit	$180.8	$151.4	$154.7	$156.5	$142.4
Operating income	$68.6	$39.0	$51.9	$61.3	$65.2
Net income	$45.0	$26.3	$40.4	$41.3	$44.7
Diluted earnings per share	$2.73	$1.68	$2.65	$2.80	$3.15
Operating cash flow	$54.9	$60.6	$65.7	$66.3	$64.5

Financial performance was a key factor in the Management Incentive Plan ("MIP") decisions and outcomes for the 2015 fiscal year. For 2015, payment of bonuses under the MIP was principally based on the over-achievement of the target linked to Adjusted EBITDA. The performance against the target levels for the 2015 MIP goals accounted for 100% of the named executive officers bonus pay for fiscal 2015.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2015 compensation reviews. This consultant performed no other services for us.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

•
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers. At this time, we maintain a defined contribution plan that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”), which is available to our executive officers on the same basis as our other full-time, salaried U.S. employees.

•	Limited Perquisites. We provide only minor perquisites or other personal benefits to our executive officers.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Stock Ownership Guidelines. We maintain guidelines for the minimum ownership of shares of our common stock by our executive officers and the non-employee members of our Board of Directors.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives; and

•	Hedging and Pledging Prohibited. We prohibit our executive officers and the members of our Board of Directors from hedging or pledging our securities.

Executive Compensation Overview

Our executive compensation program is designed to align our named executive officers’ interests with those of our stockholders by establishing a direct and meaningful link between our business financial results and their compensation. Consistent with our pay for performance philosophy, our Compensation Committee approves annual goals for the named executive officers’ incentive compensation with the objective of increasing long-term stockholder value.

Since 2007, our Compensation Committee has engaged Compensia, a national compensation consulting firm, to assist each year in reviewing and making appropriate changes to our executive compensation guiding principles, to update our compensation peer group, to evaluate the competitiveness of our executive officers' compensation, and to assist it in the course of its deliberations concerning executive compensation decisions. Compensia serves at the discretion of the Compensation Committee.

In determining total compensation of our named executive officers, the Compensation Committee of our Board of Directors considers many factors that include:

•	the overall business and financial performance of the Company;

•	the individual’s performance, experience and skills;

•	the terms of employment agreements or other arrangements with the individual;

•	competitive market data for similar positions based on the Company’s peer group; and

•	voting results from the prior year’s advisory vote on the compensation of our named executive officers.

For 2015, the Compensation Committee approved an executive compensation program that included three elements: base salary, annual performance-based cash bonuses, and long-term based incentives. Our executive compensation objectives are:

•	to provide competitive total pay opportunities that help attract, reward and retain leadership and key talent;

•	to establish a direct and meaningful link between business financial results, individual/team performance and rewards; and

•	to provide strong incentives to promote the profitability and growth of the Company, create long-term stockholder value and reward superior performance.

The Compensation Committee believes that a critical factor in ensuring the Company’s ability to attract, retain and motivate its executive officers is ensuring that their compensation is competitive with companies that it considers to be competitors. In determining the appropriate level and form of compensation, the Compensation Committee reviews market data relating to the cash and equity compensation of similarly-sized medical device and life sciences companies that is provided by Compensia. The market data also includes a specific set of peer companies comprised of publicly-held health care equipment and supply companies that generally met the following characteristics: positive revenue growth, annual revenues of 0.5-2.0 times our revenues and aggregate market values of 0.5-3.0 times our aggregate market value.

Compensia conducted a compensation analysis (which our Compensation Committee used as one reference point for setting our executive compensation levels), using the following peer companies:

Abaxis	ArthroCare	Merit Medical Systems	Thoratec
Abiomed	Cantel Medical	Natus Medical	Volcano
Align Technology	Insulet	NxStage Medical	Wright Medical Group
Analogic	Masimo	RTI Biologics
AngioDynamics	Meridian Bioscience	Symmetry Medical

All market data used for the comparative analysis, which includes the foregoing companies and supplemental survey data, comprises our peer group.

    The Compensation Committee reviews and determines the compensation of all executive officers. See “Compensation Committee” elsewhere in this Proxy Statement. In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual. Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, do not significantly influence the pay setting process of current compensation levels. The significant compensation components are base salary, bonus pay and equity awards.

Primary Components of Our 2015 Executive Compensation Program

Component	Form of compensation	Objectives and basis of compensation
Base Salary	Cash	Compensation is competitively based, taking into account the officer’s responsibilities and experience.
Base salary is reviewed by the Compensation Committee annually or when position responsibilities change.
MIP Awards	Cash
The MIP is intended to further align the interests of the executive officer with the objectives of the Company, which are based on what the Company believes will produce the best long-term return for the Company’s stockholders.

The MIP is based on the achievement of target levels for financial measures determined at the start of the fiscal year.
The MIP is a percentage of the executive officer’s base salary.
The MIP is funded based on the percentage of the Company financial goal achieved at the fiscal year end.
Performance and Time-Based Equity Awards	Performance Based Stock Options/ Time-Based Restricted Stock Unit Awards	Stock options and RSU awards retain executive officers through long-term vesting and potential wealth accumulation.
Stock options and RSU awards promote stockholder value creation.
Stock options and RSU awards are intended to make compensation practices consistent with our peer group. Stock options and RSU awards are effective tools in better aligning equity compensation with Company performance.

We have entered into an employment agreement with Mr. Jain and retention agreements with each of our other named executive officers because our Compensation Committee believes that the occurrence, or potential occurrence, of a change in control would create uncertainty and disruption during a critical time for the Company. In addition, our Compensation Committee believes these agreements:

•	contribute to overall competitiveness of executive total compensation and enhance the Company’s ability to attract/retain key executives;

•	further align the interests of key executives with those of the Company’s shareholders and promote objective evaluations of strategy alternatives by executives;

•
motivate executives to drive business success independent of the possible occurrence of any change-of-control transaction and reduce distractions associated with the potential for a transaction or termination of employment;

•	maximize shareholder value by retaining "key" personnel through deal close so that the Company is delivered in the condition bargained for by a potential acquirer;

•	protect the Company in the event the transaction is not completed; and

•	avoid "one-off" severance negotiations and encourage prompt, rational decisions around executive "viability" and continued employment.

Base Salaries

The Compensation Committee will review base salaries annually and when position responsibilities change during the year.

In reviewing the base salaries of our named executive officers, the Compensation Committee considered the market for similar positions based on the peer group and took into account individual performance in addition to terms of employment agreements and offer letters.

For 2015, the Compensation Committee determined base pay for the named executive officers would remain the same as the 2014 base salary rate. The following table presents each named executive officer's base salary for 2015:

Name	Position	2015 Base Salary Rate
Vivek Jain	Chief Executive Officer/ Chairman of the Board	$650,000
Scott E. Lamb	Chief Financial Officer	$395,150
Steven C. Riggs	Vice President of Operations	$360,582
Alison D. Burcar	Vice President and General Manager Infusion Systems	$315,000
Tom McCall	Vice President and General Manager of Critical Care	$293,550

Performance-Based Bonuses

Our 2008 Performance-Based Incentive Plan (the “Performance-Based Incentive Plan”) was approved by stockholders in 2008 and re-approved by stockholders in 2015. The Performance-Based Incentive Plan is intended to permit the grant of bonuses designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to the terms of the plan, the Compensation Committee sets target bonus opportunities and selects performance measures and related target levels for each year. Bonus awards are based on our actual performance for the year based on the Company’s achievement of the performance measure target levels.

For 2015, the cash bonus opportunities of our named executive officers were provided pursuant to the MIP, a component of the Performance-Based Incentive Plan. The following table presents the 2015 target bonus opportunities and the eligible MIP range as a percentage of total salary for each named executive officer.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
Vivek Jain	100%	25%	150%
Scott E. Lamb	60%	25%	150%
Steven C. Riggs	60%	25%	150%
Alison D. Burcar	60%	25%	150%
Tom McCall	60%	25%	150%

The 2015 corporate performance measures were based on achieving a predetermined Adjusted EBITDA target. Based on a review of economic conditions, the Compensation Committee set performance goals under the MIP based on achievement of the following financial target levels:

Adjusted EBITDA Performance (in millions)	$77.5	$80.0	$82.5	$85.0	$87.5	$90.0
MIP % Payout	25%	50%	75%	100%	125%	150%

The following table presents target and stretch bonus payouts and the actual amounts earned under the MIP for each named executive officer for 2015 as approved by the Compensation Committee. Based on the Company's actual Adjusted EBITDA performance, the maximum potential funding was achieved. Each named executive officer, with the exception of Tom McCall, achieved the maximum potential bonus payout. The Compensation Committee reduced Mr. McCall's actual bonus reached to 90% of the maximum due to the performance of the Critical Care business.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential additional stretch bonus payout	Potential maximum bonus payout	Actual bonus earned	Actual bonus earned % of salary
Vivek Jain	$650,000	$650,000	$325,000	$975,000	$975,000	150%
Scott E. Lamb	$395,150	$237,090	$118,545	$355,635	$355,635	90%
Steven C. Riggs	$360,582	$216,349	$108,175	$324,524	$324,524	90%
Alison D. Burcar	$315,000	$189,000	$94,500	$283,500	$283,500	90%
Tom McCall	$293,550	$176,130	$88,065	$264,195	$237,776	81%
Performance and Time-Based Equity Awards

We grant equity awards to our executive officers and certain employees to align their interest with the interest of our stockholders and to achieve our retention objectives. The use of equity awards further promotes our efforts to encourage the profitability and growth of the Company through the establishment of strong incentives.

The following table presents the equity award grants to our named executive officers for 2015.

Name	Restricted stock units	Performance stock option grants
Vivek Jain	16,478	61,373
Scott E. Lamb	4,452	16,583
Steven C. Riggs	4,063	15,132
Alison D. Burcar	3,549	13,219
Tom McCall	1,985	7,392

Consistent with our overall pay philosophy, our Compensation Committee sized 2015 executive equity awards such that total executive pay levels fell in the competitive market range, as appropriate, after considering factors such as Company and individual performance, experience, longevity with the Company, internal pay parity considerations and unique requirements of the position. All named executive officer grants included the following provisions:

•
The performance stock options vest 1/3rd on each of the first, second, and third anniversaries of the option grant date. The vested shares shall become exercisable if, during a 4-year time window from the option grant date, the closing price of our common stock is equal to or more than 130% of the exercise price of $88.76 per share for 30 consecutive trading days.

•	The restricted stock units ("RSUs") vest in equal annual increments over a three-year period.

Benefits

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

Stock Ownership Guidelines

In 2011, we established stock ownership guidelines for our CEO and members of our Board of Directors. Our CEO has up to five years from the time of appointment to acquire and retain shares of our common stock that equal or exceed five times the CEO's annual salary. Our directors have up to five years from the adoption of the guidelines or within five years of joining the Board of Directors, if appointed or elected after 2011, to acquire and retain shares of our common stock that equal or exceed three times the director's annual base retainer. Shares beneficially owned by a director, directly or indirectly, such as shares held by an immediate family member living in the same household or shares in a trust, and vested restricted shares and shares represented by vested RSUs, count toward meeting the stock ownership guidelines. In 2014, we established stock ownership guidelines for our executive officers, other than the CEO. Our other executive officers have up to five years to acquire and retain shares of our common stock that equal the annual salary of the executive officer.

Anti-Pledging / Hedging Policies

All executive officers and directors are prohibited from engaging in any speculative transactions in Company securities, including share pledging, engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

Results of 2015 Stockholder Advisory Vote

Each year, the Compensation Committee considers the Say-On-Pay vote results from the prior Annual Meeting of Stockholders to assist in its evaluation of the compensation program for our named executive officers. In 2015, Institutional Shareholder Services, a proxy advisory firm ("ISS"), recommended that our stockholders vote against our Say-On-Pay proposal, which was not approved at our 2015 Annual Meeting of Stockholders, with approximately 27% of the votes cast in favor of the proposal. Even though the vote is only advisory in nature, management spoke with major stockholders to better understand their views and address any concerns going forward. In these discussions stockholders were generally supportive of, and did not express substantial disagreement with, the overall design of the Company's executive compensation program. The concerns from stockholders primarily focused on the sole use of appreciation in the Company's stock price as the metric for achievement of performance-based vesting for the 2014 performance stock option grants, versus other longer-term metrics. Upon consideration of the vote results, feedback from these stockholder discussions, and Compensia's post-vote analysis, the Compensation Committee made certain modifications to our executive compensation program for 2016, discussed below under "2016 Executive Compensation".

The Compensation Committee determines the compensation of our executive officers, including the named executive officers, during the first fiscal quarter of each year, and decided not to make mid-year changes to our compensation practices for 2015 after our 2015 Annual Meeting of Stockholders. Consequently, the compensation of the named executive officers disclosed in this Compensation Discussion & Analysis and related tables does not reflect certain modifications described below under “2016 Executive Compensation” that have taken effect commencing in 2016 and that will be addressed and disclosed in more detail in the definitive proxy statement to accompany the materials for our 2017 Annual Meeting of Stockholders.

Management continues to engage in dialogue with many of the Company's largest stockholders, and the Compensation Committee will continue to consider the results of the Company's Say-On-Pay votes when determining executive compensation.

2016 Executive Compensation

The Compensation Committee has continued to evaluate and refine our executive compensation program to further align our named executive officer’s compensation opportunities with our business objectives, as well as to respond to insights gained from discussions with our stockholders. Highlights of our executive officer compensation for 2016 include as follows:

•
Shifted the performance-based equity metric from stock price performance to achievement of specified compound annual growth rates ("CAGR") in Adjusted EBITDA, subject to a 3-year cliff vesting, to strengthen the tie between compensation and the Company's performance over a longer time-period;

•	Utilized performance-based RSU awards for 50% of each executive’s Long-Term Incentive ("LTI") award, in place of performance-based options used in prior years;

•	Reduced the multiplier used in calculating our CEO's LTI equity award from 4.5 to 3.0 of base salary; and

•	Held CEO salary and target bonus opportunity flat.

Base Salary

In January 2016, our Compensation Committee considered the compensation for our current named executive officers for the 2016 fiscal year. The Compensation Committee determined not to modify the base salary for all named executive officers.

Annual Cash Incentives

For 2016, the Compensation Committee approved the annual MIP for the executive management team, including our named executive officers. We feel it is critical to build a culture that emphasizes company success first, teamwork, accountability, and pay for performance. An important part of building this culture is developing a total compensation program that rewards the executive team members who achieve results that positively impact the organization.

The key component to our 2016 MIP is Company performance. We established a financial target at the beginning of the fiscal year. Funding of the MIP will be based on attainment of the financial target. In setting the Company-wide MIP performance goal for fiscal 2016, the Company determined that the goal would be based on performance to Adjusted EBITDA.

For fiscal 2016, our MIP has a funding range of 33%-175% payment based on the Company's performance to Adjusted EBITDA.
In addition to the above plan the Compensation Committee may, as they have from time-to-time, exercise discretion and recommend an additional cash bonus to one or more named executive officers based on the individual's excellent performance, and contributions to the Company's success and performance towards stated goals and objectives for the fiscal year. The additional bonuses when awarded reinforce our pay for performance philosophy.

The Compensation Committee reviewed the 2015 MIP targets as a percentage of base salary. The Compensation Committee approved the following MIP targets for the following named executive officers:

•	Mr. Jain - No change in his target as a percentage of base pay; remains at 100%.

•	Mr. Lamb - No change in his target as a percentage of base pay; remains at 60%.

•	Mr. Riggs - No change in his target as a percentage of base pay; remains at 60%.

•	Ms. Burcar - No change in her target as a percentage of base pay; remains at 60%.

•	Mr. McCall - No change in his target as a percentage of base pay; remains at 60%.

The following table outlines the decisions of our Compensation Committee with respect to our current named executive officers annual base pay and MIP targets for the 2016 fiscal year.

Name	Position	2016 Base Salary	2016 Target MIP %	2016 Total Cash Compensation at Target
Vivek Jain	Chief Executive Officer/ Chairman of the Board	$650,000	100%	$1,300,000
Scott E. Lamb	Chief Financial Officer	$395,150	60%	$632,240
Steven C. Riggs	Vice President of Operations	$360,582	60%	$576,931
Alison D. Burcar	Vice President and General Manager Infusion Systems	$315,000	60%	$504,000
Tom McCall	Vice President and General Manager of Critical Care	$293,550	60%	$469,680

Long Term Equity

In February 2016, our Compensation Committee reviewed and approved the fiscal 2016 annual LTI award, which included equity-based awards for our named executive officers. Our philosophy on Long Term Equity for our current named executive offices is built on our pay for performance philosophy.

The 2016 equity awards for Mr. Jain, Mr. Lamb, Mr. Riggs, Ms. Burcar and Mr. McCall include a 50/50 combination of time-based restricted stock units and performance-based restricted stock units. The time-based restricted stock units vest in equal annual increments over a three-year period. The performance-based restricted stock units cliff-vest on the third anniversary of the grant date only if the Company reaches predetermined CAGR in Adjusted EBITDA per share. The calculation of the Company's CAGR in Adjusted EBITDA per share must be determined no later than March 15, 2019 and will determine the number of restricted stock units that vest on the third anniversary.

Name	Position	Total Target Award	Restricted Stock Units	Performance-Based Restricted Stock Units
Vivek Jain	Chief Executive Officer/ Chairman of the Board	$1,950,000	11,276	11,276
Scott E. Lamb	Chief Financial Officer	$474,180	2,742	2,742
Steven C. Riggs	Vice President of Operations	$432,698	2,503	2,503
Alison D. Burcar	Vice President and General Manager Infusion Systems	$630,000	3,643	3,643
Tom McCall	Vice President and General Manager of Critical Care	$352,260	2,037	2,037

Compensation Policies and Practices and Risk Management

Our Compensation Committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	A balanced mix of compensation components - The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives, and long-term equity awards.

•
Performance factor - Our incentive compensation plan uses a Company-wide metric for all executive officers to establish funding of our MIP which encourages focus on the achievement of objectives for the overall benefit of the Company.

•	Capped cash incentive awards - MIP awards are capped at 175% of target of the individual named executive officer.

•	Multi-year vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.

•	Competitive positioning - The Compensation Committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

•	Corporate governance programs - We have implemented corporate governance guidelines, a code of conduct and other corporate governance measures and internal controls.

The Compensation Committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.  Based on this review, our Compensation Committee concluded that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our Company.

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of our principal executive officer, principal financial officer and the next three most highly compensated executive officers in 2015 whose 2015 total compensation exceeded $100,000. Bonus and non-equity incentive plan compensation in the table below are included in the year awarded rather than the year actually paid; a portion of certain amounts may be paid in the following year.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Vivek Jain, Chairman of the Board and Chief Executive Officer	2015	650,000	—	1,462,587	1,462,519	975,000	948	4,551,054
	2014	574,162	—	4,000,013	11,898,739	910,000	—	17,382,914
Scott E. Lamb, Treasurer and Chief Financial Officer	2015	395,150	—	395,160	395,173	355,635	9,100	1,550,218
	2014	395,150	—	—	1,906,000	359,587	9,100	2,669,837
	2013	383,622	23,000	104,029	489,902	48,336	8,925	1,057,814
Steven C. Riggs, Vice President of Operations (6)	2015	360,582	—	360,632	360,596	324,524	9,100	1,415,434
	2014	390,509	—	—	2,382,500	328,130	9,100	3,110,239
	2013	399,390	—	104,029	489,902	61,931	8,925	1,064,177
Alison D. Burcar, Vice President and General Manager of Infusion Systems	2015	315,000	—	315,009	315,009	283,500	9,100	1,237,618
	2014	315,000	—	—	1,429,500	264,600	9,559	2,018,659
	2013	300,000	15,000	104,029	489,902	31,500	8,925	949,356
Tom McCall, Vice President and General Manager of Critical Care	2015	293,550	—	176,189	176,151	237,776	9,100	892,766
	2014	293,550	40,000	—	70,360	143,840	8,085	555,835
____________________________

(1)
The 2014 bonus for Mr. McCall was for additional duties he assumed when he was promoted to Vice President and General Manager of Critical Care. The 2013 bonus for Mr. Lamb was an additional discretionary cash bonus approved by our Compensation Committee for his extraordinary efforts in a strategic transaction that ultimately did not proceed. The 2013 bonus for Ms. Burcar was an additional discretionary cash bonus approved by our Compensation Committee for her efforts in new product development. Mr. Lamb and Ms. Burcar voluntarily agreed not to accept any payment associated with their 2013 discretionary bonuses, as well as their 2013 performance bonuses.

(2)
The 2015 and 2014 stock awards represent the grant date fair value of time-based restricted stock granted in 2015 and 2014. The 2013 stock award represents the grant date fair value of performance-based restricted stock granted in the period. See Note 7 in our Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K for assumptions made in valuation of the time-based and performance-based restricted stock.

(3)
Represents the grant date fair value of stock options granted in the period. See Note 7 in our Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K for assumptions made in valuation of stock options.

(4)
The amounts for all named executive officers represent the achievement of each respective officer's fiscal year 2015, 2014 and 2013 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. Mr. Lamb, Mr. Riggs and Ms. Burcar voluntarily agreed not to accept any payment associated with their 2013 performance bonuses as well as their 2013 discretionary bonuses.

(5)	Other compensation in 2015, 2014 and 2013 is our match on the officer’s 401(k) contributions.
(6) Mr. Riggs served as Acting President and Chief Executive Officer from October 21, 2013 to February 13, 2014.

Grants of Plan-Based Awards for 2015

The following table presents awards in 2015 under the Company’s various incentive award plans.

		Estimated possible payouts under non-equity incentive plan awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vivek Jain
Performance bonus (1)		$—	$650,000	$975,000	—	—	$—
Performance stock option (2)	02/11/15	$—	$—	$—	—	61,373	61,373	$88.76	$1,462,519
RSUs (3)	02/11/15	$—	$—	$—	—	16,478	16,478		$1,462,587

Scott E. Lamb
Performance bonus (1)		$—	$237,090	$355,635	—	—	—
Performance stock option (2)	02/11/15	$—	$—	$—	—	16,583	16,583	$88.76	$395,173
RSUs (3)	02/11/15	$—	$—	$—	—	4,452	4,452		$395,160

Steven C. Riggs
Performance bonus (1)		$—	$216,349	$324,524	—	—	—
Performance stock option (2)	02/11/15	$—	$—	$—	—	15,132	15,132	$88.76	$360,596
RSUs (3)	02/11/15	$—	$—	$—	—	4,063	4,063		$360,632

Alison D. Burcar
Performance bonus (1)		$—	$189,000	$283,500	—	—	—
Performance stock option (2)	02/11/15	$—	$—	$—	—	13,219	13,219	$88.76	$315,009
RSUs (3)	02/11/15	$—	$—	$—	—	3,549	3,549		$315,009

Tom McCall
Performance bonus (1)		$—	$176,130	$264,195	—	—	—
Performance stock option (2)	02/11/15	$—	$—	$—	—	7,392	7,392	$88.76	$176,151
RSUs (3)	02/11/15	$—	$—	$—	—	1,985	1,985		$176,189
____________________________

(1)
Performance bonuses are payable under the Performance-Based Incentive Plan if certain annual financial achievements are met or exceeded. The amounts earned by our named executive officers from this bonus arrangement in 2015 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The material terms of the Performance-Based Incentive Plan are discussed above under the caption “Performance-Based Bonuses.”

(2)
Performance stock options to purchase our common stock were granted under the 2011 Plan. The exercise price of the options is the fair market value of a share of common stock on the date of grant. The options expire 10 years from issuance and vest ratably at 33% per year over three years. The performance stock options are exercisable if the common stock price condition is met. All of the vested performance stock options become exercisable if the closing price of our common stock is equal to or more than 130% of the exercise price for 30 consecutive trading days during the term of the grant.

(3)	RSUs were granted under the 2011 Plan and vest ratably on the anniversary of the grant over three years. The fair value of the RSUs is based on the price of the common stock on the grant date.

Outstanding Equity Awards at December 31, 2015

The following table contains information about stock and option awards held at December 31, 2015, by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
Vivek Jain	79,282	237,843	$58.79	(1)	02/24/24	45,360	$5,115,701	(12)
	167,402	197,839	$58.79	(3)	02/24/24	16,478	$1,858,389	(13)
	—	61,373	$88.76	(2)	02/11/25
	246,684	497,055				61,838	$6,974,090
Scott E. Lamb	15,000	—	$38.85	(4)	07/22/19	4,452	$502,097	(13)
	15,000	—	$32.31	(5)	02/04/20
	15,000	—	$37.00	(6)	07/21/20
	15,000	—	$43.12	(7)	02/02/21
	15,000	—	$43.62	(8)	07/20/21
	22,781	991	$46.53	(9)	02/01/22
	16,734	6,890	$61.76	(10)	02/06/23
	25,000	75,000	$58.79	(1)	02/24/24
	—	16,583	$88.76	(2)	02/11/25
	139,515	99,464				4,452	$502,097
Steven C. Riggs	15,000	—	$43.62	(8)	07/20/21	4,063	$458,225	(13)
	19,821	862	$46.53	(9)	02/01/22
	16,734	6,890	$61.76	(10)	02/06/23
	31,250	93,750	$58.79	(1)	02/24/24
		15,132	$88.76	(2)	02/11/25
	82,805	116,634				4,063	$458,225
Alison D. Burcar	1,042	—	$43.62	(8)	07/20/21	3,549	$400,256	(13)
	1,767	393	$46.53	(9)	02/01/22
	7,759	6,890	$61.76	(10)	02/06/23
	18,750	56,250	$58.79	(1)	02/24/24
	—	13,219	$88.76	(2)	02/11/25
	29,318	76,752				3,549	$400,256
Tom McCall	2,000	—	$43.12	(7)	02/02/21	1,985	$223,868	(13)
	4,792	208	$46.53	(9)	02/01/22
	3,958	1,042	$60.40	(11)	10/11/22
	3,188	1,312	$61.76	(10)	02/06/23
	3,437	4,063	$58.79	(3)	02/24/24
	—	7,392	$88.76	(2)	02/11/25
	17,375	14,017				1,985	$223,868
____________________________

(1)
Performance stock options were granted on 02/24/2014 and vest ratably at 25% per year over four years. The performance stock options are exercisable if the common stock price condition is met. Fifty percent of the vested performance stock options become exercisable if the closing price of our common stock is equal to or more than 125% of the exercise price for 30 consecutive trading days during the term of the grant. The remaining 50% of the vested performance stock options become exercisable if the closing price of our common stock is equal to or more than 150% of the exercise price for 30 consecutive trading days during the term of the grant.

(2)
Performance stock options to purchase our common stock were granted on 02/11/2015. The performance stock options are exercisable if the common stock price condition is met. All of the vested performance stock options become exercisable if the closing price of our common stock is equal to or more than 130% of the exercise price for 30 consecutive trading days during the term of the grant.

(3)	Time-based stock options were granted on 02/24/2014 and vest 25% after one year, monthly for 36 months thereafter.

(4)	Time-based stock options were granted on 07/22/2009 and vest 25% after one year, monthly for 36 months thereafter.

(5)	Time-based stock options were granted on 02/04/2010 and vest 25% after one year, monthly for 36 months thereafter.

(6)	Time-based stock options were granted on 07/21/2010 and vest 25% after one year, monthly for 36 months thereafter.

(7)	Time-based stock options were granted on 02/02/2011 and vest 25% after one year, monthly for 36 months thereafter.

(8)	Time-based stock options were granted on 07/20/2011 and vest 25% after one year, monthly for 36 months thereafter.

(9)	Time-based stock options were granted on 02/01/2012 and vest 25% after one year, monthly for 36 months thereafter.

(10)	Time-based stock options were granted on 02/06/2013 and vest 25% after one year, monthly for 36 months thereafter.

(11)	Time-based stock options were granted on 10/11/2012 and vest 25% after one year, monthly for 36 months thereafter.

(12)	Award granted on 02/24/2014 and vests one-third annually. Market value is determined based on the closing price of our stock at December 31, 2015.

(13)	Award granted on 02/11/2015 and vests one-third annually. Market value is determined based on the closing price of our stock at December 31, 2015.

Options Exercised and Stock Vested

The following table contains information about stock options exercised and vesting of PRSUs and RSUs during 2015, by the named executive officers of the Company.

		Option awards		Stock Awards
Name	Grant Type	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (1) (#)	Value realized on vesting (2) ($)
Vivek Jain	RSU			22,679	$2,017,977
Scott E. Lamb	PRSU			1,680	$140,414
Steven C. Riggs	Option	60,000	$3,625,800
	PRSU			1,462	$122,194
Alison D. Burcar	Option	10,000	$380,466
	PRSU			666	$55,664
____________________________

(1)	For PRSUs, reflects 200% of the original award because our Total Shareholder Return was greater than the 75th percentile.

(2)
Represents the amounts realized based on the fair market value of our stock on January 30, 2015 and February 13, 2015, the vesting dates for PRSUs and RSUs, respectively. Fair market value is determined based on the closing price of our stock on the applicable date.

Potential Payments upon Termination or Change in Control

On February 7, 2014, we entered into an employment agreement with Mr. Jain. Under his employment agreement, any amounts payable upon termination are subject to tax withholdings and will be made on the sixtieth day following the date of termination.

Payments to Mr. Jain would have been the following if a change in control of the Company had occurred at December 31, 2015 and he continued in his position as CEO and Chairman of the board:

•
100% of the shares subject to the initial performance-based stock option, the initial time-based stock option and the initial restricted stock unit award granted to him in his employment agreement would have vested.

Payments to Mr. Jain would have been the following if a change in control of the Company had occurred at December 31, 2015 and his employment had been terminated without cause by the Company or for good reason by Mr. Jain or as a result of his death or disability at December 31, 2015:

•	Mr. Jain would have received a cash payment equal to 300% of his annual salary and his target bonus.

•
100%  of the shares subject to the initial performance-based stock option, the initial time-based stock option and the initial restricted stock unit award granted to him in his employment agreement would have vested.

Payments to Mr. Jain would have been the following if his employment had been terminated without cause by the Company or for good reason by Mr. Jain or as a result of his death or disability at December 31, 2015:

•	Mr. Jain would have received a cash payment equal to 300% of his annual salary and his target bonus.

•
100% of the shares subject to the initial time-based stock option and the initial restricted stock unit award granted to him in his employment agreement would have vested. In addition, all of Mr. Jain’s outstanding stock options would remain exercisable, to the extent vested, for a period of three years following the date of termination.

•
If any of these payments or benefits were subject to excise tax under Section 4999 of the Code, Mr. Jain would have been entitled to the payments and benefits either (i) delivered in full or (ii) reduced such that no portion of the payments or benefits would be subject to the excise tax, whichever would be more favorable to Mr. Jain on an after tax basis.

Under Mr. Jain’s employment agreement, the cash severance payable in connection with involuntary terminations on or after February 13, 2016 is reduced to 100% of his annual salary and target bonus (200% of these amounts for termination in connection with a change in control).

On December 2, 2013, we entered into retention agreements with Mr. Lamb, Mr. Riggs, Ms. Burcar, and Mr. McCall that are effective until December 1, 2016 (unless the employee is terminated prior to this date). The retention agreements provide that, if within three months prior or 12 months after a change in control of the Company, as defined in the agreements, their employment is terminated for other than cause, disability or death or for good reason the officer will be entitled to the items that follow. These retention agreements do not contain any tax gross-up provisions but, instead provide for the same most favorable excise tax option.

Payments will be made within sixty days following the date of termination. Payments to Mr. Lamb, Mr. Riggs, Ms. Burcar and Mr. McCall would have included the following if termination without cause or for good reason in connection with a change in control had occurred at December 31, 2015:

•	Mr. Lamb, Mr. Riggs and Ms. Burcar would have received 200% of their annual base salary. Mr. McCall would have received 150% of his annual base salary.

•	Mr. Lamb, Mr. Riggs and Ms. Burcar would have received 200% of their target annual bonuses. Mr. McCall would have received 150% is his target annual bonus.

•
Mr. Lamb, Mr. Riggs and Ms. Burcar's benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through December 31, 2016. Mr. McCall's benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through June 30, 2016.

•	Unvested stock options or other equity awards would vest 100% for Mr. Lamb, Mr. Riggs and Ms. Burcar and would vest 90% for Mr. McCall.

The retention agreements provide that, if employment is terminated by the Company other than for cause, disability or death, change of control or by the employee for "good reason", the employee would be entitled to receive 100% of their annual salary and 12 months of benefits.

For the purposes of Mr. Jain's employment agreement and the retention agreements, a change in control generally means the following:

•	the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

•	a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

•	approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes of Mr. Jain's employment agreement, cause generally means the following:

•
his gross neglect and willful and repeated failure to substantially perform his assigned duties, which failure is not cured within 30 days after a written demand for substantial performance is received by him from the Board of Directors which identifies the manner in which the Board of Directors believes he has not substantially performed his duties; or

•	his engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

•	his conviction of, or plea of no contest to, a felony or a crime involving fraud, embezzlement, or theft; or

•	his improper and willful disclosure of the Company’s confidential or proprietary information where such disclosure causes (or should reasonably be expected to cause) significant harm to the Company.

For the purposes of the retention agreements, cause generally means the following:

•
the employee’s intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the employee gives notice of termination for good reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance and is received by the employee from the Board of Directors which specifically identifies the manner in which the Board of Directors believes the employee has not substantially performed the employee’s duties; or

•
the employee’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or is intended to result in substantial personal enrichment; or

•	the employee’s conviction for a felony or the employee’s plea of nolo contendere in connection with a felony indictment.

For the purposes of Mr. Jain's employment agreements, good reason generally means the following and occurs without the employee's written consent and is not due to a circumstance applied by the Company to a group of similarly situated employees:

•	any significant diminution in his duties, responsibilities or authority; or

•	a material reduction in his annual base salary; or

•	a requirement that he reports to a corporate officer or employee instead of reporting directly to the Board of Directors; or

•	a material change in the location that he performs his principal duties, resulting in a material increase in the daily commuting distance; or

•	a material breach by the Company

For the purposes of the retention agreements, good reason generally means the following and occurs without the employee's written consent and is not due to a circumstance applied by the Company to a group of similarly situated employees:

•	any significant diminution in the employee’s duties, responsibilities or authority; or

•	a material reduction in the employee’s annual base salary; or

•	failure by the Company to continue a material compensation or benefit plan; or

•	a material change in the location the employee performs their principal duties, resulting in a material increase in the daily commuting distance; or

•	a material breach by the Company

The following table summarizes the payments and benefits that would have been made if the employment of a named executive officer had been terminated without cause by the Company or for good reason by the named executive officer in connection with a change in control of the Company on December 31, 2015:

	Vivek Jain	Scott E. Lamb	Steven C. Riggs	Alison D. Burcar	Tom McCall
Number of options that would accelerate	435,682	82,881	101,502	63,533	5,963
Number of PRSU/RSUs that would accelerate(1)	45,360	4,452	4,063	3,549	1,787

Intrinsic value of accelerated options and equity awards	$28,638,177	$4,968,510	$5,928,425	$3,814,747	$520,677
Salary	$1,950,000	$790,300	$721,164	$630,000	$440,325
Bonus(2)	$1,950,000	$474,180	$432,698	$378,000	$264,195
Benefits	$—	$19,496	$19,496	$22,100	$8,028
Total	$32,538,177	$6,252,486	$7,101,783	$4,844,847	$1,233,225
____________________________
(1) The 2015 performance stock options performance metric was not met by December 31, 2015 and have been excluded from the amounts.
(2) The bonus amounts included are based on the target performance bonuses for 2015.

The following table summarizes the payments and benefits that would have been made if the employment of a named executive officer had been terminated without cause by the Company or for good reason by the named executive officer on December 31, 2015:

	Vivek Jain	Scott E. Lamb	Steven C. Riggs	Alison D. Burcar	Tom McCall
Number of options that would accelerate	435,682	—	—	—	—
Number of RSUs that would accelerate	45,360	—	—	—	—

Intrinsic value of accelerated options and equity awards	$28,638,177	$—	$—	$—	$—
Salary	$1,950,000	$395,150	$360,582	$315,000	$293,550
Bonus (1)	$1,950,000	$—	$—	$—	$—
Benefits	$—	$19,496	$19,496	$22,100	$16,056
Total	$32,538,177	$414,646	$380,078	$337,100	$309,606
____________________________
(1) The bonus amount included are based on the target performance bonus for 2015.

Director Compensation

In 2015, our non-employee directors received an annual cash retainer paid on a quarterly basis as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Annual Retainer - chairperson	not applicable	$85,000	$80,000	$70,000
Annual Retainer	$60,000	not applicable	not applicable	not applicable

In 2015, our non-employee directors also received equity awards of options to purchase our common stock and RSUs valued at approximately $150,000 in the aggregate, with approximately 50% consisting of options and 50% consisting of RSUs. In June 2015, each non-employee director received an option grant to purchase 2,914 shares of our common stock, which is exercisable after one year and expires 10 years from the grant date. In June 2015, each of our non-employee directors received 792 RSUs which fully vest after one year.

The following table shows all compensation awarded to, earned by or paid to our non-employee directors for service as a director in 2015. Dr. Lopez became a non-employee director on October 1, 2015. While Dr. Lopez remains a member of the Board of Directors, Dr. Lopez has waived any annual retainer or meeting fees or equity payments made to non-employee members of the Board of Directors for their service.

2015 Director Compensation Table

Name	Fees earned or paid in cash ($)	RSU awards ($) (1)	Option awards ($) (2)(3)	Other ($)		Total ($)
Jack W. Brown(4)	$90,000	$74,987	$75,004	$—		$239,991
John J. Connors(4)	$90,000	$74,987	$75,004	$—		$239,991
George A. Lopez, M.D.(5)	$—	$—	$—	$321,774	(6)	$321,774
Joseph R. Saucedo	$85,000	$74,987	$75,004	$—		$234,991
Richard H. Sherman, M.D.	$70,000	$74,987	$75,004	$—		$219,991
Robert S. Swinney, M.D.	$80,000	$74,987	$75,004	$—		$229,991
David Greenberg(7)	$45,000	$74,987	$75,004	$—		$194,991
____________________________
(1) On June 15, 2015, each non-employee director was granted 792 RSUs of the Company with a grant date fair value of $74,987. The fair value of the RSUs is based on the market price of our common stock on the date of the grant, or $94.68 per share. Messrs. Saucedo and Greenberg and Drs. Sherman and Swinney have 792 RSUs outstanding at December 31, 2015. Messrs. Connor and Brown's membership on our Board of Directors ended on November 21, 2015 and December 13, 2015, respectively, and as a result of their retirement their 2015 RSU awards vesting accelerated.

(2)
On June 15, 2015, each non-employee director was granted 2,914 options to purchase shares of our common stock with a grant date fair value of $75,004. See Note 7 to our Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in valuation of these options.

(3)
At December 31, 2015, our non-employee directors held options to purchase shares of our common stock as follows: Mr. Brown 51,698; Mr. Connors 37,948; Mr. Saucedo 51,698; Dr. Sherman 33,448; Dr. Swinney 51,698 and, Mr. Greenberg 2,914.

(4)
In accordance with our Director Retirement Policy, the annual retainers for Messrs. Connor and Brown were paid in full even though they retired from the Board of Directors during the fourth quarter of 2015. In addition, they each received a one-time deferred compensation payment of $30,000 for amounts accrued in 2005, 2006 and 2007 to be paid when a Director leaves the Board.

(5)
Dr. Lopez formerly served as an employee in our Research and Development Department, and terminated his employment with us effective September 30, 2015 (the “Termination Date”). Pursuant to a Buy-Out Agreement, dated as of September 30, 2015, between us and Dr. Lopez (the “Buy-Out Agreement”), we bought out Dr. Lopez’s right to employment under his prior employment agreement with us. The Buy-Out Agreement provides that, subject to Dr. Lopez’s not revoking a general release of claims in favor of the Company, he is entitled to, among other things, (1) a cash payment in the aggregate equal to $1,837,500, paid in equal monthly installments until December 31, 2020; (2) continued vesting of any unvested stock options and restricted stock units held by Dr. Lopez as of the Termination Date, subject to continued vesting unless Dr. Lopez is removed from the Board for cause; (3) a lump sum cash payment equal to $700,000 in the event a change in control of the Company were to have occurred on or prior to January 31, 2016; (4) a continuation from his employment agreement of customary non-competition, non-solicitation and non-disparagement provisions; and (5) in Dr. Lopez’s capacity as a member of the Board, administrative type support services extended to Board members. While Dr. Lopez remains a member of the Board, Dr. Lopez has waived any annual retainer or meeting fees or equity payments made to non-employee members of the Board for their Board service.

(6)	Consists of salary paid to Dr. Lopez for service as an employee of the Company during 2015 and amounts paid to him in 2015 under the Buy-Out Agreement.

(7)	Mr. Greenberg joined the Board of Directors in June 2015 and received cash retainer with respect to three quarters of service.

Equity Compensation Plan Information

We have a 2011 Stock Incentive Plan under which we may grant restricted stock or options to purchase our common stock to our employees, directors and consultants. We also have a 2014 Inducement Stock Incentive Plan under which granted 250,405 restricted stock units and options to purchase our common stock. We had a 2001 Directors’ Stock Option Plan under which we granted options to purchase our common stock to our directors, which plan expired in November 2011. We also had a 1993 Stock Incentive Plan and a 2003 Stock Option Plan, under which we granted options to purchase common stock to the employees, which plans expired in January 2005 and May 2011, respectively. We also have an Employee Stock
Purchase Plan. All plans were approved by our stockholders. Further information about the plans is in Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Certain information about the plans at December 31, 2015, is as follows:

Number of shares remaining
Number of shares to be issued upon	Weighted-average exercise	available for future issuance under
exercise of outstanding options,	price of outstanding	equity compensation plans
warrants and rights	options, warrants and rights	(excluding shares reflected in column (a))
(a)	(b)	(c)*
2,379,407	$56.90	908,314
 ____________________________
*As of December 31, 2015, there were 188,140 shares of common stock available for issuance under our Employee Stock Purchase Plan, which are included in this amount.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that directors Messrs. Saucedo and Greenberg, Ms. Finney and Drs. Sherman and Swinney qualify as independent under NASDAQ Listing Rules. During the course of its review, the Board of Directors considers transactions and relationships between each director or director nominee (and such director’s immediate family) and the Company and its affiliates against the independence requirements of NASDAQ, including, with respect to Mr. Greenberg, his services as an executive officer of Medline Industries, Inc., discussed further below under "Transactions with Related Persons." In the case of the Audit Committee and the Compensation Committee, the Board of Directors also considers applicable SEC rules.

Board Meetings and Committees and Attendance at Meetings

During 2015, the Board of Directors met 8 times, the Compensation Committee met 5 times, the Audit Committee met 4 times and the Nominating/Corporate Governance Committee met 3 times. All directors attended more than 75% of the total of all meetings of the Board of Directors and any committees on which they serve.

It is the policy of the Company to invite and encourage all members of the Board of Directors to attend each Annual Meeting of Stockholders, which are generally held by remote communication. Three of our directors attended the 2015 Annual Meeting of Stockholders.

Director Legal Proceedings

During the past 10 years, no director, executive officer or nominee for our Board of Directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become our director or executive officer. During the past 10 years, no director, executive officer or nominee for our Board of Directors has had judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; judicial or administrative proceedings based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement of such actions; or any disciplinary sanctions or orders imposed by stock, commodities, or derivatives exchanges or other self-regulatory organizations.

Board Leadership Structure

Vivek Jain is our CEO and Chairman of the Board. The Board of Directors believes that Mr. Jain is best situated to serve as Chairman of the Board based upon his significant leadership position with the Company and his extensive knowledge about the industry. In addition, the Board of Directors believes that Mr. Jain's combined roles as Chairman and CEO position him to effectively identify strategic priorities for the Company and to lead Board discussions on the execution of Company strategy. The Board of Directors believes that the combined role of Chairman and CEO helps promote the Company’s overall strategic development and facilitates the efficient flow of information between management and the Board of Directors.

During 2015, John J. Connors, Esq. served as our Lead Independent Director until his retirement on November 21, 2015. A new Lead Independent Director has not been appointed by the Board of Directors. The independent directors regularly meet in executive sessions in connection with regular meetings of the Board of Directors[, which executive sessions are presided over by the Board's Lead Independent Director, when one has been designated].

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board of Directors seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board of Directors and its committees, including its Audit, Nominating/Corporate Governance, and Compensation Committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board of Directors considers risk throughout the year and with respect to specific proposed actions. While the Board of Directors is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify and manage risks and to communicate information about risk to the Board of Directors. Committees of the Board of Directors also play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls. In fulfilling its duties, the Audit Committee considers information from our independent registered public accounting firm, Deloitte & Touche LLP, and our internal auditors. Additionally, the Compensation Committee periodically reviews the Company’s compensation policies and profile with management to ensure that compensation supports the Company’s goals and strategic objectives without creating risks that may have a material adverse effect on the Company. See “Executive Officer and Director Compensation-Compensation Policies and Practices and Risk Management” for further information about our risk management policies.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers. A copy is available on the Company’s website, www.icumed.com. The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within four business days following the date of the amendment or waiver.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Drs. Sherman (Chairman) and Swinney, and Ms. Finney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Listing Rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which can be found on the Company’s website, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Listing Rules; diversity; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company. Pursuant to our director retirement policy that was adopted on April 30, 2015, no person may stand for election following his or her 76th birthday, and each serving director must resign upon his or her 76th birthday. The policy also requires that as a condition for the nomination of any director who would reach the age of 76 before the end of his or her term, he or she must submit an advance irrevocable resignation that becomes effective on the director's 76th birthday. In accordance with this policy, directors John J. Connors and Jack W. Brown, Esq's. membership on our Board of Directors ended on November 21, 2015 and December 13, 2015, respectively.

While the Nominating Committee does not have a specific policy in place, it believes that diversity brings different perspectives to a board of directors, which leads to a more varied approach to board issues. The Company has a general non-discrimination policy, which the Nominating Committee observes when considering candidates for the Board of Directors. While not giving specific weight to any aspect of diversity, the Board of Directors believes that its current composition has an appropriate level of diversity with respect to ethnicity and professional experience.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others. Elisha W. Finney, a current director standing for election at the Annual Meeting, has not previously been elected by the Company’s stockholders. Ms. Finney was originally identified as a potential director by one of our current executive officers.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are discussed below under “Nomination of Directors and Submission of Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Board of Directors, upon recommendation of our Nominating Committee, has approved and recommended to the Board of Directors the nominations of Vivek Jain, Elisha W. Finney, David C. Greenberg, George A. Lopez, M.D., Joseph R. Saucedo, Richard H. Sherman, M.D., and Robert S. Swinney, M.D. for election as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the re-election and initial election of the these candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of three directors, Messrs. Greenberg, and Saucedo (Chairman) and Ms. Finney all of whom are independent directors as defined by the Nasdaq Listing Rules and Rule 10A(3)(b)(1) of the Exchange Act. As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits its financial statements.

The Company’s Board of Directors adopted a revised written Audit Committee charter, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that each of Messrs. Greenberg and Saucedo and Ms. Finney is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE
Joseph R. Saucedo, Chairman
David C. Greenberg
Elisha W. Finney

Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Mr. Saucedo, and Drs. Sherman and Swinney (Chairperson). The Board of Directors has determined that all members of the Compensation Committee, none of whom are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nasdaq Listing

Standards. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which can be found on the Company’s website, www.icumed.com.

Our Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation. It reviews the performance of the Company and our CEO, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, and awards under our bonus and incentive plans.

Our Compensation Committee engaged Compensia, a national compensation consulting firm, to advise on the performance-based compensation structure and awards, including the Performance-Based Incentive Plan and to provide market data and other analysis for compensation of executive officers and members of our Board of Directors. Prior to making its decisions for executive officers other than the CEO, the Compensation Committee receives recommendations from the CEO as to the amounts and types of compensation and other awards for those executive officers.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. Our Compensation Committee has reviewed and discussed the CD&A with management of the Company. Based on these reviews and discussions, our Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE
Robert S. Swinney, M.D. (Chairman)
Joseph R. Saucedo
Richard H. Sherman, M.D.

Stockholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s website, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

Compensation Committee Interlocks and Insider Participation

During 2015, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. The Compensation Committee consists of Mr. Saucedo, Drs. Sherman and Swinney (Chairman).

Conflict of Interest Analysis

In 2015, Compensia, the compensation consultant engaged by our Compensation Committee, did not provide any services to us other than its consulting services to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation advisors on executive and non-employee director compensation and believes that the work of Compensia during 2015, raised no conflict of interest. In reaching this conclusion, our Compensation Committee has assessed the independence of Compensia taking into account, among other things, the six factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ listing standards.

Family Relationships

Alison D. Burcar, the Company’s Vice President & General Manager of Infusion Systems, is the niece of Dr. Lopez, a director and the founder of the Company. There are no other family relationships among the executive officers or directors of the Company.

Transactions with Related Persons

In September 2015, we sold one of our buildings in San Clemente to George A. Lopez, M.D., a director, for $1.1 million.

David C. Greenberg, a director, serves as an executive officer of Medline Industries, Inc. (“Medline”). During 2015, in the ordinary course of business, Medline distributed a net amount of approximately $16 million of the Company’s products, representing less than 1% of Medline’s annual distribution business. However, Mr. Greenberg has no material interest in the sales and distributor relationship between us and Medline.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules. Pursuant to the Audit Committee charter, our Audit Committee is responsible for reviewing and approving all related person transactions. Additionally, our Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. In determining whether to approve a related party transaction, our Audit Committee considers the general fairness of the transaction to the Company, including the material terms and conditions of the proposed transaction, the related party’s interest, the amount involved in the transaction and whether the transaction is on terms comparable to terms available in a transaction involving an unrelated third party.

Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Corporate Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports on prescribed forms regarding ownership of and transactions in the common stock with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Forms 5 were required to be filed, the Company believes that with respect to 2015, except as set forth herein, all Section 16(a) filings were filed on a timely basis. On June 17, 2015, Form 4's for Messrs. Saucedo, Connors and Brown and Drs. Sherman and Swinney were inadvertently filed 4 days late with respect to transactions that occurred on June 9, 2015. On June 23, 2015, Form 4 for Mr. Greenberg was filed 4 days late with respect to awards made in connection with his June 15, 2015 appointment to the Board of Directors due to timing of his solicitation of SEC filing codes.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1- Election of Directors

Nominees and Directors

Six of the seven directors currently constituting the Board of Directors, whose terms expire in 2016, are to be re-elected at the Annual Meeting to serve for a one-year term or until such directors' successors are elected and qualified. In addition, one new director that joined the Board of Directors in January 2016 is to be elected at the Annual Meeting to serve for a one-year term or until her successor is elected and qualified.

In the election of directors, the Board of Directors recommends that you vote FOR Vivek Jain, George A. Lopez, M.D., Joseph R. Saucedo, Richard H. Sherman, M.D., Robert S. Swinney, M.D. and David C. Greenberg, who are now members of the Board and whose current terms of office are expiring and that you vote FOR Elisha W. Finney, who became a new member of the Board of Directors in January 2016.

It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

The following are summaries of the background, business experience and descriptions of the principal occupations of our directors.

Vivek Jain

Mr. Jain, 44, joined the Company as CEO and Chairman of the Board in February 2014. The Board of Directors believes that including the CEO as a director is an efficient way of ensuring continuity between the development and execution of the Company’s business strategies. Mr. Jain served as CareFusion Corporation's ("CareFusion") President of Procedural Solutions from 2011 to February 2014. Mr. Jain served as President, Medical Technologies and Services of CareFusion from 2009 until 2011. Mr. Jain served as the Executive Vice-President-Strategy and Corporate Development of Cardinal Health from 2007 until 2009. Mr. Jain served as Senior Vice President, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company from 2006 to August 2007. Mr. Jain served as an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from 1994 to 2006. Mr. Jain's last position with J.P. Morgan was as Co-Head of Global Healthcare Investment Banking from 2002 to 2006.

George A. Lopez, M.D.

Dr. Lopez, 68, has been a director since 1984. He is the founder of the Company and served as Chairman of the Board, President and CEO from 1989 to February 2014, stepping down from these positions for health reasons. His extensive experience with the Company and industry knowledge provides an invaluable insight to the Board of Directors on issues involving the Company and its goals.

Joseph R. Saucedo

Mr. Saucedo, 73, has been a director since 2001 and serves as Chair of the Audit Committee. He is Chairman and President of Bolsa Resources, Inc., a business management consulting firm that provides both management consulting and financial accounting function support to manufacturing companies. He has a Masters in Business Administration. Mr. Saucedo’s 30 years of financial and accounting experience include serving as President and CEO of a financial institution where he was responsible for overseeing the performance of the company, as an auditor for a major auditing firm, and currently, the review, analysis and evaluation of clients’ financial statements and financial consulting to manufacturing concerns. The Board of Directors is well served by having Mr. Saucedo on the Board of Directors in part because it believes that his financial knowledge and experience is valuable to the Board of Directors, particularly with respect to his service on the Audit Committee. Additionally, his wide range of experiences from the CEO of a financial institution to an auditor at a major auditing firm provide him with insight into all financial aspects of a company. The Board of Directors has determined that Mr. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations.

Richard H. Sherman, M.D.

Dr. Sherman, 69, has been a director since 1990, and serves as Chair of the Nominating/Corporate Governance Committee and is a member of the Compensation Committee. He established and directed the Noninvasive Cardiology Laboratory, and the Cardiac Rehabilitation Program for Milford Memorial Hospital. He has been elected to local, county and state medical leadership positions and has served on nonprofit and private boards and their committees. In January 2015, he became an Honorary Medical Staff at Bayhealth Medical Center, retiring from nearly 40 years of private practice of Cardiology and Internal Medicine. He is a Leadership Fellow of the National Association of Corporate Directors. The Board of Directors benefits from Dr. Sherman’s broad medical and leadership experience.

Robert S. Swinney, M.D.

Dr. Swinney, 70, has been a director since 1998 and previously served as a director from 1989 to October 1995. Dr. Swinney has more than 30 years of experience as a critical care physician in a large, public teaching hospital, where he has formerly served as the critical care unit director and Chair of the ICU Committee. Dr. Swinney also has experience in private primary care practice and emergency medicine. He holds two patents for medical products and, in his daily work, is frequently called upon to examine and evaluate new medical products. The Board of Directors benefits from Dr. Swinney’s medical and leadership experience, including Dr. Swinney’s work with patents, which has provided him with a high level of technical expertise, which keep him current on new developments in medical technology.

David C. Greenberg

Mr. Greenberg, 49, has been a director since 2015 and serves on the Audit Committee. He has been Executive Vice President, Strategy of Medline Industries, Inc. (“Medline”) since June, 2008. In that capacity, Mr. Greenberg is a member of Medline’s Executive Board and advises top leadership/ownership on all aspects of the business. Mr. Greenberg is responsible for Strategy, Business Development and M&A. Additionally, Mr. Greenberg is a Group President and has responsibility for Medline’s distribution business and several manufacturing and marketing divisions. Previously, Mr. Greenberg spent thirteen years in a variety of leadership positions within Aon Corporation, including Chief Financial Officer of its Aon Global subsidiary. Mr. Greenberg serves on the Board of Directors for Amendia, Inc., a spinal implant company. The Board of Directors benefits from Mr. Greenberg's extensive knowledge and experience in the medical industry, his demonstrated extensive leadership in business and his insight into financial matters. The Board of Directors has determined that Mr. Greenberg is an "audit committee financial expert" and is "independent," as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations.

Elisha W. Finney

Ms. Finney, 54, has been a director since January 2016 and serves on the Nominating/Corporate Governance Committee and the Audit Committee. Ms Finney was named vice president, finance and CFO of Varian Medical Systems in April 1999. In January 2005, she was promoted to Senior Vice President and given additional management responsibility for the Corporate Information Systems group. She was named Executive Vice President in February 2012. Today, Ms. Finney manages a worldwide staff of 400. Her management responsibilities include corporate accounting; corporate communications and investor relations; internal financial and compliance audit; risk management; tax and treasury, and corporate information systems. Ms. Finney joined Varian as risk manager in 1988 and has assumed a wide variety of finance functions over her last 27 years with the company. Prior to joining Varian, Ms. Finney was with the Fox Group in Foster City, CA and Beatrice Foods in Chicago, IL. Ms. Finney served on the Board of Directors of Laserscope based in San Jose, CA from August 2005 until July 2006 when Laserscope was sold to American Medical Systems. She served on the board of Thoratec based in Pleasanton, CA from July 2007 to May 2013. Ms. Finney served on the board of Altera Corporation based in San Jose, CA from September 2011 until December 2015, when Altera was sold to Intel. The Board of Directors has put forward Ms. Finney for election as a director due to her extensive knowledge and experience in the medical industry and for her financial knowledge and experience, particularly with respect to her service on the Audit Committee. The Board of Directors has determined that Ms. Finney is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations.

Proposal 2 - Selection of Auditors
Deloitte & Touche LLP (“Deloitte”) has been the Company’s independent registered public accounting firm since its selection by the Audit Committee on March 19, 2008. Deloitte was most recently ratified by the stockholders at the 2015 Annual Meeting of Stockholders as the independent registered public accounting firm of the Company for the year ending December 31, 2015.
The Audit Committee has appointed Deloitte to continue as the independent registered accounting firm of the Company for the year ended December 31, 2016. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte.
Fees Paid to Auditors
It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee. Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter. In 2014 and 2015, all fees to our auditors were pre-approved by the Audit Committee.

Deloitte was our independent registered public accounting firm in 2014 and 2015. Fees billed by Deloitte for 2014 and 2015 were as follows:

	2014	2015
Audit fees	$902,660	$975,758
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees *	$377,508	$158,950
____________________________
*The 2015 fees were related to the October 6, 2015 acquisition of EXC Holding Corp. The 2014 fees were for a strategic transaction that ultimately did not proceed and for fees associated with filing form S-8.

Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, our Board of Directors is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of our named executive officers for 2015 as disclosed in the Compensation Discussion and Analysis and related tables in this Proxy Statement.

The stockholder advisory vote on our named executive officer compensation is not binding on the Company, our Board of Directors or our Compensation Committee, however, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual stockholder advisory vote on our named executive officer compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders. The Company also monitors the compensation programs and pay levels of executives from companies of similar size and complexity, in an effort to ensure that our executive compensation program is competitive.

At our 2015 Annual Meeting of Stockholders, stockholder's voted against our Say-On-Pay proposal, following ISS' recommendation, with approximately 27% of the votes cast in favor of the proposal of our named executive officers' compensation as disclosed in the proxy statement for that meeting. As a result, management spoke with major stockholders to better understand their views and address any concerns going forward. From such discussions, we believe that our stockholders were primarily concerned with the Company's sole use of appreciation in the Company's stock price as the metric for achievement of performance-based vesting for the 2014 performance stock option grants, versus other longer-term metrics. Upon consideration of the vote results, feedback from these stockholder discussions, and Compensia's post-vote analysis, the Compensation Committee made certain modifications to our executive compensation program for 2016; as follows:

•
Shifted the performance-based equity metric from stock price performance to achievement of specified CAGR in Adjusted EBITDA per share, subject to a 3-year cliff vesting, to strengthen the tie between compensation and the Company's performance over a longer time-period;

•	Utilized performance-based RSU awards for 50% of each executive’s LTI award, in place of performance-based options used in prior years;

•	Reduced the multiplier used in calculating our CEO's LTI award from 4.5 to 3.0 of base salary; and

•	Held CEO salary and target bonus opportunity flat;

The Compensation Committee determines the compensation of our executive officers, including the named executive officers, during the first fiscal quarter of each year, and decided not to make mid-year changes to our compensation practices for 2015 after our 2015 Annual Meeting of Stockholders. Consequently, the compensation of the named executive officers disclosed under the Compensation Discussion & Analysis and related tables does not reflect the modifications identified above, which have taken effect commencing in 2016, and which will be disclosed in more detail in the definitive proxy statements to accompany the materials for our 2017 Annual Meeting of Stockholders.

In light of the advisory vote at the 2011 Annual Meeting of Stockholders on the frequency of future “Say-On-Pay” advisory votes, our Compensation Committee unanimously recommended, and our Board of Directors unanimously approved, that the Company will hold an annual stockholder advisory vote on named executive compensation. Our Board of Directors encourages stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee and the Board of Directors with respect to the compensation of our named executive officers for 2015.

As discussed in the Compensation Discussion and Analysis, our named executive officers' 2016 compensation is primarily comprised of base salary, cash incentive pay and equity awards and is based on the following.

•	Base salaries are competitively based on the officer's position, responsibilities and experience.

•
Cash incentive awards are based on our actual performance as measured by pre-determined financial targets and for each executive officer' individual performance goals, excluding the Chief Executive Officer.

•
Equity awards are generally consistent with the level of awards granted by our peer group and are granted at levels that seek to position the total direct compensation opportunities of our named executive officers within the competitive market range (with adjustments upwards or downwards based on factors such as Company and individual performance, experience, internal pay parity considerations and unique requirements of the position).

Our Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly, our Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders of ICU Medical, Inc. approve, on an advisory basis, the compensation paid to the Company's named executive officers as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

This advisory vote, commonly referred to as a “Say-On-Pay” advisory vote, is non-binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and our Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the Company's named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers.

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 2015 is being mailed to all stockholders together with this Proxy Statement.
THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 24, 2016. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEBSITE, WWW.ICUMED.COM.
NOMINATION OF DIRECTORS AND SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an Annual Meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation that are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s Bylaws, and the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stockholder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s Bylaws.

In connection with the 2017 Annual Meeting, each of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not earlier than January 4, 2017 and not later than February 3, 2017. If the date of the 2017 Annual Meeting is advanced or delayed more than 30 days from May 16, 2017 (the one-year anniversary of this year’s Annual Meeting), then in each case for notice by the stockholder to be timely, it must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made.

Consistent with SEC rules, the deadline by which notice of a proposal that a stockholder is seeking to have included in the Proxy Statement for the 2017 Annual Meeting must be received by the Company at its principal executive offices is not earlier than October 6, 2016 and not later than December 5, 2016, or if the date of the 2017 Annual Meeting is changed by more than 30 days from May 16, 2017, then a date that is a reasonable time before the Company begins to print and mail its proxy materials. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. The SEC has adopted rules that allow a company to deliver a single proxy statement and annual report to an address shared by two or more of its stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

icumedical
human connections

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ICUI2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06860-P77575

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ICU MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Vivek Jain
02) George A. Lopez, M.D.
03) Joseph R. Saucedo
04) Richard H. Sherman, M.D.
05) Robert S. Swinney, M.D.
06) David C. Greenberg
07) Elisha W. Finney

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as auditors for the Company for the year ending December 31, 2016.	☐	☐	☐
3. To approve named executive officer compensation on an advisory basis.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

E06861-P77575

ICU MEDICAL, INC.
Annual Meeting of Shareholders
May 16, 2016
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Vivek Jain and Scott E. Lamb, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of ICU MEDICAL, INC. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 16, 2016 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

HEREIN BY THE UNDERSIGNED, IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

ANNEX A
Use of Non-GAAP Financial Information

This proxy contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Our management believes that the non-GAAP data provides useful supplemental information to management and investors regarding our performance and facilitates a more meaningful comparison of results of operations between current and prior periods. The non-GAAP financial measures included in this proxy are Adjusted EBITDA and adjusted diluted earnings per share ("Adjusted Diluted EPS"). Adjusted EBITDA excludes intangible asset amortization expense, depreciation expense, stock compensation expense, restructuring and strategic transaction expense, gain on sale of building, legal settlements, impairment of assets held for sale and income tax expense. Adjusted Diluted EPS excludes, net of tax, intangible asset amortization expense, stock compensation expense, restructuring and strategic transaction expense, gain on sale of building, legal settlements and impairment of assets held for sale.

The non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.

Reconciliations of 2015 GAAP to non-GAAP Financial Measures
(in thousands, except per share data)

Adjusted EBITDA
GAAP net income	$44,985

Non-GAAP adjustments:
Stock compensation expense (a)	12,827
Depreciation and amortization expense (b)	18,073
Restructuring and strategic transaction expense (c)	8,451
Gain on sale of building (d)	(1,086)
Legal settlements (e)	1,798
Impairment of assets held for sale (f)	4,139
Provision for income taxes (g)	24,714
Total non-GAAP adjustments	68,916

Adjusted EBITDA	$113,901

Adjusted Diluted Earnings Per Share
GAAP diluted earnings per share	$2.73

Non-GAAP adjustments:
Stock compensation expense (a)	$0.78
Amortization expense (h)	$0.13
Restructuring and strategic transaction expense (c)	$0.51
Gain on sale of building (d)	$(0.07)
Legal settlements (e)	$0.11
Impairment of assets held for sale (f)	$0.25
Estimated income tax impact from adjustments (i)	$(0.48)
Adjusted diluted earnings per share	$3.96
____________________________
(a) Stock-based compensation expense in accordance with ASC 718.
(b) Depreciation of fixed assets and amortization of intangible assets.
(c) Restructuring and strategic transaction expense.
(d) Gain on sale of building.
(e) Legal settlements.
(f) Impairment of assets held for sale.
(g) Income tax expense recognized during the period.
(h) Amortization expense
 (i) Estimated income tax effect on adjustments for stock compensation expense, amortization expense and restructuring and strategic transaction expense, gain on sale of building, legal settlements and impairment of assets held for sale.